Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Tel: 202-739-3000

Fax: 202-739-3001

April 30, 2010

The Penn Mutual Life Insurance Company

Penn Mutual Variable Life Account I

600 Dresher Road

Horsham, Pennsylvania 19044

Re: Registration File Nos. 33-87276; 811-05006

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus contained in Post-Effective Amendment No. 21 to the Registration Statement on Form N-6 (File No. 33-87276; 811-05006) for Penn Mutual Variable Life Account I filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP